Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CODEX DNA, INC.

Codex DNA, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), certifies that:

1.
The Company was originally incorporated under the name of Synthetic Genomics Solutions, Inc., and the original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on March 24, 2011.
2.
This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
3.
Article I of the Company’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“The name of the Company is Telesis Bio Inc.”

4.
This Certificate of Amendment shall be effective on November 8, 2022 at 12:01 a.m. Eastern Time.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by a duly authorized officer of the Company, on November 7, 2022.

By: /s/ Todd R. Nelson____

Name: Todd R. Nelson

Title: Chief Executive Officer